SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
     SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
SecuritiesExchange Act of 1934
(Amendment No. )

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THERASENSE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Filed by TheraSense, Inc. pursuant to Rule 14a-12
of the Securities and Exchange Act

        The following is the text of a press release issued by TheraSense, Inc. on January 22, 2004:

TheraSense Announces Fourth Quarter and
Full-Year 2003 Financial Results

Navigator continuous glucose monitoring system
granted expedited review

ALAMEDA, Calif., January 22, 2004 – TheraSense, Inc. (Nasdaq: THER) announced today its results for the fourth quarter and year-ended December 31, 2003.

Fourth Quarter and Year-End Results

Total revenues for the fourth quarter of 2003 were $61.8 million, an increase of 34% over total revenues of $46.2 million in the fourth quarter of 2002. Total revenues for the year ended December 31, 2003 were $211.9 million. Total revenues for the year ended December 31, 2002 were $177.7 million, which included $20.4 million from recognition of previously deferred revenues. The recognition of revenue occurred in the second quarter of 2002 when TheraSense achieved the ability to estimate product return rates. The increased revenues were principally the result of increased sales of FreeStyle® test strips and FreeStyle system kits.

Gross profit for the fourth quarter of 2003 was $38.2 million, an increase of 56% over gross profit of $24.5 million in the fourth quarter of 2002. Gross profit for the year ended December 31, 2003 was $123.7 million. Gross profit for the year ended December 31, 2002 was $84.9 million, which included $4.2 million from the recognition of previously deferred revenues. Gross margin for the fourth quarter of 2003 was 62% compared to 53% for the fourth quarter of 2002. The improved gross margin and gross profit resulted from reduced test strip and system kit manufacturing costs, test strip revenue comprising a greater proportion of total revenue, and fixed costs being spread over larger sales volumes.

“We are very pleased to announce another profitable quarter and our fourth consecutive quarter with positive cash flow from operations. We are also pleased to announce that the pre-market approval application for Navigator, our continuous glucose monitoring system, has been granted expedited review status by the FDA.” said Mark Lortz, President and CEO of TheraSense. “In addition, we recently announced our agreement to merge with Abbott Laboratories. We believe the proposed transaction with Abbott will allow us to better serve the needs of people with diabetes through research, development, sales, marketing and business development resources that are competitive with the market leaders.”

The net income for the fourth quarter of 2003 was $4.6 million or $0.10 per diluted share compared to a net loss of $5.7 million or $0.14 of loss per basic and diluted share. For the year ended December 31, 2003, the net loss was $4.8 million or $0.12 per basic and diluted share compared to a net loss of $29.2 million or $0.73 of loss per basic and diluted share for the prior year. The net loss for the year ended December 31, 2002 was favorably impacted by $4.2 million in gain from recognition of previously deferred revenue. Cash and investments as of December 31, 2003 were $89.6 million compared to $83.5 million at September 30, 2003.

Investor Conference Call

TheraSense will host a conference call today at 2:00 p.m., Pacific Time. A live web cast will be available via a link on the Investor Relations portion of TheraSense’s website at www.therasense.com. An on demand archive of the call will be available at the TheraSense website for five days following the call.

About TheraSense

TheraSense develops, manufactures and sells easy-to-use glucose monitoring systems that dramatically reduce the pain of testing for people with diabetes. The company began selling its first product, the FreeStyle blood glucose monitoring system, in June 2000. The FreeStyle system has wide distribution in the United States through national retailers including Walgreens, Wal-Mart, CVS, Eckerd and Rite Aid. The FreeStyle system is distributed in various European countries by Ypsomed, formerly Disetronic Injection Systems. In Japan, the FreeStyle system is distributed by Nipro Corporation, the Japanese market leader in dialysis and insulin pumps. The TheraSense headquarters and test strip manufacturing facility are located in Alameda, California. Visit us at www.therasense.com.

Forward-Looking Statements

The foregoing contains statements regarding expected benefits from a proposed merger with Abbott Laboratories. These statements are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and actual results could differ materially. We undertake no obligation to update or revise any forward-looking statement. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements including, among other things, the failure of the conditions precedent to the completion of the merger to be satisfied and failure to achieve expected synergies associated with the transaction.

For a more complete description of factors that may affect TheraSense’s future results, investors should read “Risk Factors Affecting Operations and Future Results” in TheraSense’s Form 10-Q for the quarter ended September 30, 2003 and periodic reports filed with the Securities and Exchange Commission. The risk factors are also available on the Investor Relations portion of TheraSense’s website at www.therasense.com.

THERASENSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

Total revenues	$61,790	$46,172	$211,854	$177,708	(A)
Cost of revenues	23,613	21,650	88,140	92,835	(A)
Gross profit	38,177	24,522	123,714	84,873	(A)
Operating expenses:
Research and development	5,607	4,510	21,600	20,253
Selling, general and administrative	28,006	25,753	107,428	94,897
Total operating expenses	33,613	30,263	129,028	115,150
Income (loss) from operations	4,564	(5,741)	(5,314)	(30,277)	(A)
Interest income, net	312	7	865	1,115
Income (loss) before income taxes	$4,876	$(5,734)	$(4,449)	$(29,162)	(A)

Provision for income taxes	325	-	325	-
Net income (loss)	$4,551	$(5,734)	$(4,774)	$(29,162)	(A)

Net income (loss) per share:
Basic	$0.11	$(0.14)	$(0.12)	$(0.73)	(A)

Diluted	$0.10	$(0.14)	$(0.12)	$(0.73)	(A)

Weighted-average shares used in computing net income (loss) per share:

Basic	41,727	40,712	41,255	40,131

Diluted	44,766	40,712	41,255	40,131

(A) Includes the impact from achieving the ability to estimate product return rates and recognizing previously deferred revenues, costs and gross profit:

Total revenues	$20,387
Cost of revenues	$16,192
Gross profit	$4,195
Income (loss) from operations	$4,195
Net income (loss)	$4,195
Net income (loss) per common share, basic and diluted	$0.10

THERASENSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Dec. 31,	Dec. 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$43,301	$32,158
Available-for-sale investments	30,592	34,135
Accounts receivable, net	37,919	36,319
Inventories	9,925	21,060
Prepaid expenses and other current assets	2,226	6,358
Total current assets	123,963	130,030
Available-for-sale investments	15,658	11,217
Property and equipment, net	18,668	14,340
Other assets	6,154	5,216
Total assets	$164,443	$160,803

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,094	$17,034
Accrued liabilities	17,478	16,109
Deferred revenue	4,271	1,000
Current portion of long-term debt	596	5,149
Total current liabilities	31,439	39,292

Long-term debt, net of current	1,282	3,161
Deferred revenue	10,538	2,261
Other liabilities	-	500
Total liabilities	43,259	45,214

Stockholders’ equity:
Common stock	43	41
Additional paid-in capital	276,189	271,782
Notes receivable from stockholders	-	(156)
Deferred stock-based compensation, net	(5,651)	(11,642
Accumulated other comprehensive income	129	316
Accumulated deficit	(149,526)	(144,752)

Total stockholders’ equity	121,184	115,589

Total liabilities and stockholders’ equity	164,443	160,803

Contacts:

FD Morgan-Walke for TheraSense	TheraSense, Inc.
Investors: Jim Byers/Teresa Thuruthiyil	Maureen Tiongco
Press: Christopher Katis, Ron Heckmann	Investor Relations
(415) 439-4513	(510) 749-5400

     In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400.

     TheraSense and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense's stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.

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